Targeted Medical Pharma, Inc. 8-K

EXHIBIT 10.4

EMPLOYMENT AGREEMENT

This employment agreement is effective as of January 31, 2011 between TARGETED MEDICAL PHARMA (“Employer”) and Steve B. Warnecke (“Executive”).

1.	Employer shall employ Executive as Chief Financial Officer or in such other capacity or capacities Employer’s board may from time to time prescribe.

2.
The Executive shall serve at the discretion of the Board of Directors and, upon mutual agreement, may be assigned other titles and duties as long as the financial terms of this Agreement are not altered.

3.	Executive shall have the right to vendor other services for compensation or engage in other business activities as long as it does not detract from Executive’s performance herein.

4.	During his employment, Executive shall devote such time, interest, and effort to the performance of this agreement as may be fairly and reasonable necessary.

5.
During the employment term, Executive shall not, directly or indirectly, whether as a partner, employee, creditor, shareholder, or otherwise, promote, participate, or engage in any activity or other business competitive with Employer’s business.

6.
In addition, Executive, while employed, shall not take any action without Employer’s prior written consent to establish, form, or become employed by a competing business on termination of employment by Employer.

7.
If, during the term of this agreement, Executive shall not be vested by Employer with the responsibilities of acting as its Chief Financial Officer by lawful Board Action, the Board will have the authority to designate other titles and duties of the Executive by mutual agreement. If mutual agreement between the Board and the Executive are not achieved, Executive shall be employed as an advisor and consultant to Employer so that Employer may benefit from Executive’s experience. It is expressly agreed that Executive’s services as an advisor and consultant will be required at such times and places as will result in the least inconvenience to Executive, having in mind his other business commitments during that period which may obligate him to perform his services under such other commitments before performing the advisory services under this agreement.  While Executive is employed as an advisor and consultant by Employer, Employer shall pay Executive all compensation benefits provided for in this agreement.  During the course for his employment as an advisor and consultant, Executive shall not compete, directly or indirectly, with Employer.

8.	Subject to earlier termination as provided in this agreement, Executive shall be employed for a term beginning January 31, 2011 and ending December 31, 2013.

Upon signature, all of the terms of this agreement are effective immediately and this agreement herein supersedes any prior employment agreements.

9.
Unless the parties agree otherwise in writing, during the employment term   Executive shall perform the services he is required to perform under this agreement at Employer’s offices or at Executive’s home, provided, however, that Employer may from time to time require Executive to travel temporarily to other locations on Employer’s business.

10.	Employer shall pay a base salary to Executive at the rate of $200,000 per year (“Base Salary”), payable in bi-weekly installments.

i.
Bonus:  For the period of January 31, 2011 to December 31, 2013, Executive shall be entitled to receive a quarterly cash bonus of $20,000 per quarter upon the completion of quarterly financial statements and required public reporting documents for the quarter (10-Qs, 10-Ks) and an annual bonus of $5,000 upon the completion of the audited financial statements.

ii.
Equity Compensation:  On the earlier of the day following the effective date of the merger or June 1, 2011, Employer shall grant Employee incentive stock options to purchase 500,000 shares of common stock with a strike price of $2.55 per share including a ten year expiration and a cashless exercise feature.  166,667 options will vest immediately and unconditionally on grant date regardless of termination or other events. Beginning on January 31, 2012, 13,889 shares will vest on the last day of each month for 23 months and 13,886 shares will vest on December 31, 2013.  Any unvested options will vest upon a change of control or termination other than a) termination by Employee b) termination for cause or c) termination by Company due to Company financial stress defined as cash plus available borrowings falling below $500,000.  Incentive Stock Options shall be exercisable by Executive at any time during the period of employment or within three years of termination of employment or, upon death of the Executive, by his estate, within six months of after date of death.

iii.	The Basic Salary shall be reviewed by the Compensation Committee of the Company’s Board of Directors on an annual basis and may be revised upon mutual agreement between Company and Executive.

11.
Indemnification.  The Company hereby agrees to indemnify the Executive, hold harmless and provide the Executive with advancement of expenses to the fullest extent permitted by law and under the by-laws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney's fees), losses, and damages resulting from the Executive's good faith performance of his duties and obligations with the Company.

D&O Insurance.  The Company shall cover the Executive under directors and officers liability insurance during and, while potential liability exists, after the Term in the same amount and to the same extent as the Company covers its other directors and officers.

12.
EXPENSES During the Employment Period, the Employer shall reimburse the Executive for all reasonable business expenses in accordance with applicable policies and procedures then in force, including, without limitation, travel, lodging, and other expenses incurred by him.

13.
OTHER BENEFITS During the Employment Period, the Executive shall be eligible to participate at no cost or expenses to him in welfare planes and programs, group life insurance plan, medical and dental insurance plan, and accident and disability insurance plan (“Benefit Plans”) applicable generally to employees and/or senior executives of the Employer.

14.	EXECUTIVE COMPENSATION UPON TERMINATION.

a.
DISABILITY PERIOD. During any period during the Employment Period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (“Disability Period”), the Executive shall continue to

(i)	receive his full Base Salary and

(ii)	participate in the Benefit Plans.

b.	DEATH. If the Executive’s employment hereunder is terminated as a result of death then:

(i)
the Company shall pay the Executive’s estate or designated beneficiary, as soon a practicable after the Date of Termination, any Base Salary installments due in the month of death and for a period of 6 months thereafter and any reimbursable expenses, accrued or owing the Executive hereunder as of the Date of Termination.

c.	DISABILITY. If the Executive’s employment hereunder is terminated as a result of Disability, then:

(i)
the Company shall pay the Executive, as soon as practicable after the Date of Termination, any base salary for 6 months and any reimbursable expenses, accrued or owing the Executive hereunder for services as of the Date of Termination

d.
EMPLOYER’S TERMINATION FOR CAUSE OR BY EXECUTIVE OTHER THAN FOR CAUSE.  If the Executive employment hereunder is terminated by the Employer for Cause or by the Executive, or terminates other than for Cause, then:

(i)
the Employer shall pay the Executive, after the Date of Termination, any base Salary and any reimbursable expenses accrued or owing the Executive hereunder for services as of the Date of Termination. For the purpose of this agreement a change of control in company shall not be deemed employers termination for Cause in reference to the Executive.

e.	EMPLOYER’S TERMINATION WITHOUT CAUSE. If the Executive employment hereunder is terminated by the Employer without cause, then:

(i)
the Company shall pay the Executive, as soon as practicable after the Date of Termination, any base salary for 6 months and any reimbursable expenses, accrued or owing the Executive hereunder for services as of the Date of Termination.

15.	BENEFITS. In addition to the Base Salary, Executive shall receive the following benefits during the period for which Executive is employed by Employer. Executive shall be entitled to;

(i)	Subject to Company policy, a vacation each year of four weeks, which may accrue from year to year but not to exceed twelve (12) weeks total, and

(ii)
Ten additional holidays customarily observed by companies similar to Employer, and during such time, Executive’s compensation shall be paid in full; provided, however, that is Executive does not take all or a portion of the vacation time to which he is entitled hereunder, Employer shall compensate Executive therefore on such terms as Employer and Executive may mutually agree.

(iii)	Executive shall be entitled to participate in all pension, profit sharing and similar plans of Employer, on no less favorable terms and conditions as are available to the executives of Employer.

16.
EXECUTIVE SUCCESSORS. This Agreement shall not be assignable by the Executive.  This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.  Upon the

Executive’s death, all amounts to which he is entitled hereunder, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designees or, if there be no such designee, to the Executive’s estate.

17.
EMPLOYER TERMINATION OF EXECUTIVE FOR CAUSE.     The Employer may terminate the Executive’s employment hereunder for Cause.  For purposes of the Agreement, the Employer shall have ‘Cause’ to terminate the Executive’s employment hereunder:

(i)	upon the Executive’s conviction for the commission of a felony (or a plea of nolo contender thereto);

(ii)	any act or omission involving theft or fraud with respect to the Company, its subsidiaries, customers or suppliers;

(iii)	reporting to work under the influence of alcohol or illegal drugs or the use of illegal drugs causing causing public disgrace to the Company;

(iv)	willful misconduct or gross negligence with respect to the Company; and

(v)	failure by the Executive substantially to perform his duties hereunder (other than any such failure resulting from the Executives incapacity due to Disability).

For purposes hereof, no act or failure to act by the Executive shall be considered ‘willful’ unless done or omitted to be done by him not in good faith or without reasonable belief that his action or omission was in the best interest of the Employer or contrary to a formal resolution of the Board or Manager.  Cause shall not exist unless and until there shall have been delivered to the Executive a copy of a resolution, duly adopted by the Affirmative vote of not less than two thirds of the entire membership of the Board at a meeting of the Board held for the purpose thereof and an opportunity for him, together with his counsel, to be heard before the Board at such meeting, finding that in the good faith option of the Board, the Executive was guilty of conduct set forth above in clause (ii) of this Paragraph and specifying the particulars thereof in detail.  The Date of Termination shall be the date specified in the Notice of Termination; provided, however, that, in the case of a termination for Cause under (ii) above, the Date of Termination shall not be earlier tan 30 days after delivery of the Notice of Termination.  Anything herein to the contrary notwithstanding, if, following a termination of the Executive’s employment b the Employer for Cause based upon the conviction of the Executive for a felony, such conviction is overturned in a final determination on appeal, the Executive shall be entitled to the payments and the economic equivalent of the benefits the Executive would have received if his employment had been terminated by the Employer without Cause.

18.
EXECUTIVE TERMINATION FOR CAUSE.  The Executive may terminate his employment hereunder for Cause, provided that the Executive shall have delivered a Notice of Termination (as described herein) within ninety (90) days after the occurrence of the event of Cause giving rise to such termination.  For the purposes of this Agreement, Executive’s death, all amounts to which he is entitled hereunder, unless otherwise provided ‘Cause’ shall mean the occurrence of one for more of the following circumstances, without the Executive’s express written consent, which are not remedied by the Employer within 30 days of receipt of the Executive’s Notice of Termination:

(i)
an assignment to the Executive of any duties materially inconsistent with his positions, duties, responsibilities and status with the Employer or any materials limitation of the powers of the Executive not consistent with the powers of the Executive contemplated by Paragraph 2 hereof;

(ii)	any removal of the Executive from, or any failure to re-elect the Executive to, the positions specified in the Agreement; or a reduction in the Executives Base Salary from time to time.

(iii)	the failure of the Company to continue in effect any Benefit Plan that was in effect on the date hereof or provide the Executive with Equivalent benefits;

(iv)	any other material breach by the Company of this Agreement; or

(v)	a Change in Control.

In the event of a termination for Cause, the Date of Termination shall be the date specified in the Notice of Termination, which shall be no more than 30 days after the Notice of Termination.

19.	CONFIDENTIAL INFORMATION AND TRADE SECRETS.

(i)
Executive recognizes that Executive’s position with the Company require Considerable responsibility and trust, and, in reliance on Executive’s loyalty, the Company may entrust Executive with highly sensitive confidential, restricted and proprietary information Involving Trade Secrets and Confidential Information.

(ii)
For purposes of this Agreement, a “Trade Secret” is any scientific or technical information, design, process, procedure, formula or improvement that is valuable and not generally known to competitors of the Company. “Confidential Information” is any data or information, other than trade Secrets, that is important, competitively sensitive, and not generally know by the public, including, but not limited to, the Company’s business plans, business prospects, training manuals, product development plans, bidding and pricing procedures, market strategies, internal performance statistics, financial data, confidential personnel information concerning Executives of the Company, supplier data, operational or administrative plans, policy manuals, and terms and conditions of contracts and agreements. The term “Trade Secret” and

“Confidential Information” shall not apply to information which is (i) already in Executive’s possession (unless such information was used in connection with formulating the Company’s business plans, obtained by Executive from the Company or was obtained by Executive in the course of Executive’s employment by the Company), or (ii) required to be disclosed by any applicable law.

(iii)
Except as required to perform Executive’s duties hereunder, executive will not use or disclose any Trade Secrets or Confidential Information of the Company during employment, at any time after termination of employment and prior to such time as they cease to be Trade Secrets or Confidential Information.

(iv)
Upon the request of the Company and, in any event, upon the termination of employment hereunder, Executive will surrender to the company all memoranda, notes, records, plans, manuals or other documents pertaining to the Company’s business or Executive’s employment ( including all copies thereof). Executive will also leave with the Company all materials involving Trade Secrets or Confidential Information of the company. All such information and materials, whether or not made or developed by Executive, shall be the sole and exclusive property of the Company, and Executive hereby assigns to the company all of Executive’s right, title and interesting and to any and all of such information and materials.

20.	COVENANT NOT TO COMPETE.

Executive herby covenants and agrees that for a period commencing on the date hereof and ending twelve (12) months after ceasing employment with the Employer for any reason, he shall not:

(v)	Compete in any way with the employer without the Employer’s prior written consent.

(vi)	Interfere with the relationship of the Employer and any executive, agent or representative.

(vii)
Divert, or attempt to cause the diversion from the employer, any business with which the Employer has been actively engaged in during any part of the past two (2) year period preceding the Termination Date, nor interfere with relationships of the Employer with policyholders, dealers, distributors, marketers, sources of supply, or customers.

Specific Enforcement. Executive specifically acknowledges and agrees that the restrictions set forth herein are reasonable and necessary to protect the legitimate interest of the Company and that the Employer would not have entered into this

Agreement in the absence of such restrictions. Executive further acknowledges and agrees that any violation of the provisions hereof will result in irreparable injury to the Employer, that the remedy at law for any violation of threatened violation will be inadequate and that in the event of any such breach, the Employer, in addition to any other remedies or damages available to I at law or in equity, shall be entitled to temporary injunctive relief before trial from any court of competent jurisdiction as a matter of course, and to permanent injunctive relief without the necessity of proving actual damages.

21.
NOTICE OR TERMINATION.  Any termination of the Executive’s employment hereunder by the employer or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with this Agreement.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. If any dispute concerning a Notice of Termination of the Executive’s employment under this Paragraph results in a determination that proper basis for such termination did not exist under such Paragraph, the Executive’s employment under this Agreement shall be treated, with respect to a Notice of Termination pursuant to this Paragraph, as having been terminated pursuant to this Paragraph or, with respect to a Notice or Termination pursuant to this Paragraph as having not been terminated.

22.
ARBITRATION.   Any controversy or claim arising out of or relating to this agreement, or breach of this agreement, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. There shall be three arbitrators, one to be chosen directly by each party at will, and the third arbitrator to be selected by the two arbitrators so chosen. Each party shall pay the fees of the arbitrator he or she selects and of his or her own attorneys, and the expenses of his or her witnesses and all other expenses connected with presenting his or her case. Other cost of the arbitration, including the cost of any record or transcripts of the arbitration, administrative fees, the fee of the third arbitrator, and all other fees and costs, shall be borne equally by the parties.

23.	OWNERSHIP AND OTHER RIGHTS IN CONNECTION WITH INVENTIONS.

(i)
Employer and Executive herby agree that any Inventions made, developed, perfected, devised, conceived or reduced to practice by Executive during the term of this agreement are the sole property of Executive except those Inventions which are contemplated and developed on behalf of the company, or pharmaceutical as defined by the Food and Drug Administration, medical foods as defined by the Food and Drug Administration or a dietary supplement in accordance with the provisions of the so-called Dietary

Supplement Health and Education Act of 1994, of which are not covered by the Dietary Supplement Health and Education  Act of 1994 and are to be ingested, inhaled, or applied to the skin as a cream or other topical, however specifically excluding inventions which to be injected into the body of an animal, including a human being, which shall be the sole property of Employer, subject only to the rights granted Executive by Employer in accordance with this Agreement.

(ii)
Any patent application filed by Executive for Inventions which are the property of Employer pursuant to this paragraph shall be filed in the name of Executive, and not later than the date on which the said patent application is approved and letter patent are issued, Executive shall cause an assignment of the said patent to be filed with the United States patent and Trademark Office showing an unconditional assignment of the said patent to Employer.

24.
INDEMNIFICATION OF EXECUTIVE BY EMPLOYER. Employer shall indemnify and hold Executive harmless from and against any and all liabilities, losses, damages, costs and expenses including, but not limited to, court costs and attorneys’ fee which Executive may incur as a result of any contention, liability, obligation, claim or cause of action (including, but not limited to, claims for indemnity or contribution) brought against Executive seeking damages or injunctive relief as a result of any set  of Executive performed within the scope of his employment hereunder.  Employer covenants that:

(i)
it will advance to Executive all reasonable sums of money which executive shall become liable to pay by reason of any of the foregoing, including but not limited to, such sums as may be required for bonds and legal fees and expenses,

(ii)	it will make such payment to Executive promptly as such fees and expenses are incurred, and

(iii)	it will pay when due any damages awarded.

25.	GENERAL PROVISIONS.

A.
GOVERNING LAW AND JURISDICTION. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California. Each of the parties hereto consents to such jurisdiction for the enforcement of this Agreement and matters pertaining to the transaction and activities contemplated herby.

B.	NOTICES. All notices and other communications provided for or permitted hereunder shall be made by hand delivery, first class mail, telex, or telecopier, addressed as follows:

Party	Address

Employer:	Targeted Medical Pharma, Inc. 2980 Beverly Glen Circle, Suite 301 Los Angeles, California 90077

Executive	Steve B. Warnecke 1026 Anaconda Drive Castle Rock, CO 80108

All  such notices and communications shall be deemed to have been duly given when delivered by hand,  if personally delivered; five (5) business days after deposit in any United States Post Office in the Continental United States, postage prepaid, if mailed; when answered back, if telefaxed; and when receipt is acknowledged or confirmed, if telecopied.

C.
ATTORNEYS’ FEES.   In the event a dispute arises with respect to this Agreement, the party prevailing in such dispute shall be entitled to recover all expenses, including, without limitation, reasonable attorneys’ fee and expenses incurred in ascertaining such party’s rights in preparing to enforce or in enforcing such party’s rights under this Agreement, whether or not it was necessary for such party to institute suit.

D.
COMPLETE AGREEMENT.  This Agreement supersedes any and all  of the other agreements, either oral or in writing, between the Employer and Executive with respect to the subject matter hereof and contains all of the covenants and agreements between the Employer and  Executive with respect to such subject matter in any manner whatsoever.  Each Party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding.  This Agreement may be changed or amended only by an amendment in writhing signed by all of the Parties or their respective successors-in-interest.

E.
BINDING.  The Agreement shall be binding upon and inure to the benefit of the successors-in-interest, assigns and personal representatives of the respective Parties.  If Executive should die while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or if there is no such designee, to Executive’s Family Trust.

F.	AUTHORITY. Each of the Parties hereby represents and warrants to the other that:

(iii)	he has the power and authority to enter into this Agreement, and

(iv)
the execution, delivery and performance of this Agreement does not and will not violate the terms of any agreement or other instruments to which he is a party or by which he is bound. Employer further represents and warrants to Executive that this Agreement has been duly authorized by all necessary corporate action and has been duly and validly executed and delivered by Employer and constitutes the valid and binding obligation of Employer, enforceable against Employer in accordance with its terms.

G.
NUMBER AND GENDER.  Whenever the singular number is used in this Agreement and when required by context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and the word “person” shall include corporation, firm partnership or other form of association.

H.
FAILURE TO OBJECT NOT A WAIVER.   The failure of either Party to this Agreement to object to or to take affirmative action with respect to any conduct of the other which  is in violation of the terms of this  Agreement, shall not be construed as a waiver of the violation or breach or of future violation, breach or wrongful conduct.

I.
UNENFORCEABLE TERMS.  Any provision hereof prohibited by law or unenforceable under the law of any jurisdiction in which such provision is applicable shall as to such jurisdiction only be ineffective without affecting any other provision of this Agreement. TO the full extent, however, that such applicable law may be waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms, the Parties hereto hereby waive such applicable law knowingly and understanding the effect of such waiver.

J.
EXECUTION IN COUNTERPARTS.  This Agreement may be executed in several counterparts and when so executed shall constitute one agreement binding on all the Parties, notwithstanding that all the Parties are not signatory to the original and same counterpart.

K.
FUTHER ASSURANCE.  Form time each party will execute and deliver such further instruments and will take such other action as any other Party may reasonably request in order to discharge and perform their obligations and agreements hereunder and to give effect to the intentions expressed in this Agreement.

L.	INCORPORATION BY REFERENCE. All exhibits referred to in this Agreement are incorporated herein tin their entirety by such reference.

M.	CROSS REFERENCES. All cross references in this Agreement, unless specifically directed to another agreement into separate articles and paragraphs are for the purpose of convenience only and shall not be considered a party hereof.  The language in all parts of this agreement shall in all costs be construed in accordance with its fair meaning as if prepared by all Parties to the Agreement and not strictly for or against any of the Parties.

25.
If any provision of this agreement is held invalid or unenforceable, the remainder of this agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

Executed by the parties as of the day and year first above written.

EMPLOYER
TARGETED MEDICAL PHARMA, INC.

DATED:	1/31/2011	By	William E. Shell
William E. Shell, MD
Chief Executive Officer

EXECUTIVE

DATED:	1/31/2011	By	/s/ Steve B. Warnecke
Steve B. Warnecke